Exhibit 10.32

Greenhill & Co., LLC
300 Park Avenue
New York, NY 10022
(212) 389-1500
(212) 389-1700 Fax

Greenhill

CONFIDENTIAL

January 20, 2005

Mr. Jeffrey Mayer
Chief Executive Officer
MxEnergy, Inc.
20 Summer Street
5th Floor
Stamford, CT 06901

Dear Jeffrey:

The purpose of this letter is to confirm the engagement of Greenhill & Co., LLC (“Greenhill”) to act as general strategic and financial advisor to MxEnergy, Inc. (together with its affiliates and subsidiaries, the “Company”) in connection with potential Transactions involving (i) GEXA Energy Corp. and/or an affiliate or subsidiary thereof, (ii) Commerce Energy Corp. and/or an affiliate or subsidiary thereof, and/or (iii) any other entities identified in a supplement to this agreement executed by both parties hereto (a “Supplement”). Each of the entities referred to by name in the preceding sentence is referred to herein individually as a “Target” and such entities are referred to hereunder collectively as “Targets”. For purposes hereof, a “Transaction” shall mean the direct or indirect purchase or acquisition by the Company of all or a significant portion of the stocks, assets or business of a Target or any other business combination or extraordinary corporate transaction involving the Company and a Target, whether in one or a series of transactions, including, without limitation, by way of a negotiated purchase, merger or consolidation, tender or exchange offer or leveraged buyout, and shall not include any such transaction involving an entity that is not a Target, as defined above, except, in each case, as may be provided in a Supplement.

1.                          In connection with its engagement hereunder, Greenhill proposes to undertake certain services on behalf of the Company, including, to the extent requested by the Company (which request shall be in writing, in the case of clause (h) below):

(a).                 reviewing the business, assets and operations of the Company and its historical and projected financial condition;

(b).                assisting the Company in evaluating the business, assets and operations of the Target and its historical and projected financial condition;

(c).                 evaluating and recommending financial and strategic alternatives with respect to a proposed Transaction;

(d).                advising the Company as to the timing, structure and pricing of a proposed Transaction;

(e).                 assisting the Company, to the extent requested, in negotiating and consummating a proposed Transaction;

(f).                   assisting the Company in implementing a Transaction by acting as a dealer manager for the Company in any Transaction structured as a tender or exchange offer, subject to entering into a separate agreement or agreements that shall contain normal and customary provisions (including separate compensation) for such services;

(g).                advising the Company, to the extent requested, on raising equity or debt financing for the proposed Transaction;

(h).                rendering an opinion to the Board of Directors of the Company as to the fairness, from a financial point of view, of the consideration to be paid by the Company in connection with a proposed Transaction (an “Opinion”; it being understood that the Opinion shall be in such form and with such assumptions and qualifications as determined appropriate by Greenhill); and

(i).                    providing such other financial advisory and investment banking services as are customary for similar engagements and as may be mutually agreed upon by the Company and Greenhill.

2.                          As compensation for Greenhill s services hereunder (and except as may be otherwise provided for in the separate agreement or agreements referred to in clause (f) above or in any Supplement), the Company hereby agrees to pay Greenhill the following fees:

(a).                 Retainer Fee. A Retainer Fee for general strategic advisory services of $75,000 per quarter, payable quarterly in advance, commencing January 1, 2005. This fee shall be payable at the inception of each calendar quarter thereafter until the Company shall terminate this agreement as provided in Section 4 hereof.

(b).                Transaction Fee.

(i).                     A Transaction Fee of $1,500,000 in cash (a “Transaction Fee”), if during the term of Greenhill s engagement hereunder or (except as provided in Section 2(b)(vi) below) within 12 months thereafter (the “Tail Period”) a Transaction is consummated or a definitive agreement is entered into that subsequently results in the consummation of a Transaction within the meaning of section 2(b)(ii) hereof. Separate Transaction Fees shall be payable for a Transaction with each of the two Targets.

(ii).                  For purposes of this letter agreement, a Transaction shall be deemed to have been consummated upon the earliest of any of the following events to occur:

(A).             the acquisition by the Company of a majority of the outstanding common stock of a Target calculated on a fully-diluted basis;

(B).               a merger or consolidation of a Target with the Company; or

(C).               the acquisition by the Company of assets of a Target representing a majority of the Target’s book value.

(iii).               Notwithstanding the foregoing, in the event that the Company shall execute a definitive agreement providing for a Transaction, such agreement shall subsequently be terminated and the Company shall be paid a termination, “break-up”, liquidated damages or similar fee (“Break-Up Fee”) upon such termination, then the Company shall pay to Greenhill, promptly upon its receipt of such Break-Up Fee, an amount equal to the greater of (x) $500,000 and (y) one-third of such Break-Up Fee net of all out-of-pocket expenses incurred by the Company in connection with the Transaction (provided, however, that the amount payable to Greenhill shall not in any event exceed $1,500,000 per Transaction).

(iv).              All Retainer Fees, to the extent previously paid, shall be credited against any Transaction Fee payable to Greenhill hereunder (it being understood that in the event that more than one Transaction Fee shall be payable hereunder, Retainer Fees shall only be credited against one such Transaction Fee).

(v).                 No other fees shall be payable to Greenhill for any services rendered to the Company by Greenhill in connection with any Transaction.

(vi).              If the Company retains any other financial advisor in connection with a Transaction and any fee becomes payable to such other financial advisor by the Company in connection with such Transaction, any Transaction Fee which would otherwise have been payable to Greenhill during the Tail Period pursuant to Section 2(b)(i) above shall, if such Transaction is deemed to have been consummated within the meaning of section 2(b)(ii) hereof more than nine months following the Termination Date, be reduced by the lesser of:

(A).             50% of the amount of the Transaction Fee otherwise payable to Greenhill hereunder except for this section 2(b)(vi) and

(B).               the amount of any fee payable to such other financial advisor in respect of such Transaction.

3.                          In addition to any fees that may be payable to Greenhill hereunder (and regardless of whether a Transaction occurs), the Company hereby agrees from time to time upon request, to promptly reimburse Greenhill for its reasonable travel (coach class) and other out-of-pocket expenses incurred by Greenhill in performing its services hereunder, including the fees and expenses of legal counsel retained by Greenhill in connection with any Opinion it may be asked to render by the Company; provided, however, any such counsel shall have been approved in advance by the Company (such approval not to be unreasonably withheld). Greenhill understands that the Company monitors its expenses very closely and agrees to submit to the Company, on a monthly basis, a reasonably detailed statement of its expenses.

4.                          The term of Greenhill’s engagement hereunder shall commence on the date hereof and continue until terminated by either party upon 10 days’ written notice (the “Termination Date”); provided, however, that no such termination shall affect (i) the indemnification, contribution and confidentiality obligations of the Company, (ii) the right of Greenhill to receive any fees payable hereunder (including the right of Greenhill to receive, for the applicable period after any expiration or termination of this letter agreement, a Transaction Fee) or fees that have accrued prior to such termination or (iii) the right of Greenhill to receive reimbursement for its out-of-pocket expenses as described above.

5.                          The Company agrees to indemnify Greenhill and related persons in accordance with the indemnification letter attached hereto as Schedule A, the provisions of which are incorporated herein by reference in their entirety.

6.                          The Company agrees to provide to Greenhill all financial and other information requested by it for the purpose of its assignment hereunder.

The Company agrees and represents that information furnished to Greenhill pursuant to this letter agreement shall be accurate and complete in all material respects at the time provided, and that if such information becomes inaccurate, incomplete, or misleading during the term of Greenhill’s engagement hereunder, the Company shall notify Greenhill in writing. In performing its services hereunder, (including, without limitation, in giving any Opinion), Greenhill shall be entitled to rely upon and assume, without assuming any responsibility for independent verification, the accuracy and completeness of all information that is publicly available and of all information that has been furnished to it by the Company, the Target or otherwise reviewed by Greenhill, and Greenhill shall not assume any responsibility or have any liability therefor. Greenhill shall have no obligation to conduct any valuation or appraisal of any assets or liabilities. For the execution of its assignment, Greenhill shall establish a team of qualified individuals from appropriate specialty areas within Greenhill.

7.                          Any financial advice rendered by Greenhill or its representatives pursuant to this letter agreement is intended solely for the benefit and use of management and the Board of Directors of the Company in considering and evaluating a Transaction, is not on behalf of, and shall not confer rights or remedies upon, any person other than the Board of Directors of the Company, and may not be used or relied upon for any other purpose. No such financial advice be disclosed publicly in any manner without Greenhill’s prior written consent and all such advice will be treated by the Company as confidential (except that provided that such advice may be disclosed by the Company to its advisors and financing sources and their advisors, subject to an obligation to keep such advice confidential).

8.                          Following the closing of a Transaction, Greenhill may, at its own expense and subject to obtaining the Company’s prior approval as to content, which approval shall not be unreasonably withheld, place announcements or advertisements in financial newspapers and journals describing its services hereunder.

9.                          This letter agreement (including Schedule A) (a) shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof and no proceeding related directly or indirectly to this letter agreement shall be commenced, prosecuted, or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, (b) incorporates the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements should they exist with respect thereto, (c) may not be amended or modified except in a writing executed by the Company and Greenhill and (d) shall be binding upon and inure to the benefit of the Company, Greenhill, the other Indemnified Parties and their respective successors and assigns. The Company (on the Company’s behalf and, to the extent permitted by applicable law, on behalf of the Company’s securityholders and creditors) and Greenhill agree to waive, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue of any such proceeding brought in any New York court specified in this paragraph 9 and any claim that any such proceeding brought in any such court has been brought in an inconvenient forum and to waive all rights to trial by jury in any action, proceeding or counterclaim brought by or on behalf of either party with respect to any matter whatsoever relating to or arising out of any actual or proposed Transaction or the engagement of or performance by Greenhill hereunder. The Company acknowledges that Greenhill, in connection with its engagement hereunder, is acting as an independent contractor with duties owing solely to the Company and that nothing in this letter agreement is intended to confer upon any other person any rights or remedies hereunder or by reason hereof.

10.                    If at any time during our engagement or thereafter you have any questions relating to billing or to regulatory compliance matters, you should contact either the undersigned or Hal Rodriguez, Greenhill’s Chief Compliance Officer, who handles financial and administrative matters for Greenhill in our New York office.

11.                    This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

12.                    All notices or other communications under this agreement shall be sufficient if in writing and delivered by hand or sent by telecopy, or sent, postage prepaid by registered, certified or express mail, or by recognized overnight air courier service and shall be deemed given when so delivered by hand or telecopied , or if mailed or sent by overnight courier service, on the third business day after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following addresses:

(a).                 If to the Company, addressed to it at:

(i).                     physical delivery address: 20 Summer Street, 5th Floor, Stamford, CT 06901, Attention: President.

(ii).                  fax number: 203-975-9659

(b).                If to Greenhill, addressed to it at:

(i)                        physical delivery address: 300 Park Avenue, New York, New York 10022, Attention: Gregory G. Randolph

(ii)                     fax number: 212-389-1700.

Any party may change its address for receiving notices by giving written notice of such change to the other party hereto.

Very best regards,
GREENHILL & CO., LLC
By:	/s/ Gregory G. Randolph
Gregory G. Randolph Managing Director

Accepted and agreed to as of
the date set forth above:

MxEnergy, Inc.
By:	/s/ Jeffrey Mayer
Jeffrey Mayer
Chief Executive Officer

SCHEDULE A

INDEMNIFICATION

Recognizing that transactions of the type contemplated in the attached letter agreement sometimes result in litigation and that Greenhill’s role is advisory, the Company agrees to indemnify and hold harmless Greenhill, its affiliates and their respective officers, directors, employees, agents and each other entity or person, if any, controlling Greenhill or any of its affiliates (collectively, the “Indemnified Parties”), from and against any losses, claims, damages, demands and liabilities (or actions or proceedings in respect thereof), joint or several, related to or arising in any manner out of any activities performed or services furnished pursuant to the attached letter agreement, the transactions contemplated thereby or Greenhill’s role in connection therewith (the “Indemnified Activities”). In addition, the Company will promptly reimburse the Indemnified Parties for all expenses (including, without limitation, (but subject to the limitation in the next paragraph on the availability of indemnification) fees and expenses of legal counsel), as incurred, in connection with the investigation of, preparation for or defense of any pending or threatened investigative, administrative, judicial, or regulatory claim, action or proceeding in any jurisdiction related to or arising in any manner out of any Indemnified Activities, whether or not in connection with pending or threatened litigation to which Greenhill (or any other Indemnified Person) or the Company or any of its securityholders is a party (collectively, “Proceedings”). Notwithstanding the foregoing, the Company shall not be liable in respect of any losses, claims, damages, demands, liabilities or expenses that a court of competent jurisdiction shall have determined by final nonappealable judgment resulted solely from the gross negligence or willful misconduct of an Indemnified Party.

Upon receipt by an Indemnified Person of actual notice of a Proceeding against such Indemnified Person in respect of which indemnity may be sought hereunder, such Indemnified Person shall promptly notify the Company with respect thereto. In addition, an Indemnified Person shall promptly notify the Company after any action is commenced (by way of service with a summons or other legal process giving information as to the nature and basis of the claim) against such Indemnified Person in respect of which indemnity may be sought hereunder. In any event, failure to notify the Company shall not relieve the Company from any liability which the Company may have on account of this indemnity or otherwise, except to the extent the Company shall have been materially prejudiced by such failure. The Company shall have the right to assume the defense of any Proceeding in respect of which indemnity may be sought hereunder, including the employment of counsel reasonably satisfactory to Greenhill and the payment of the fees and expenses of such counsel, in which event, except as provided below, the Company shall not be liable for the fees and expenses of any other counsel retained by any Indemnified Person in connection with such litigation or proceeding. In any such litigation or proceeding the defense of which the Company shall have so assumed, any Indemnified

Person shall have the right to participate in such litigation or proceeding and to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Company and such Indemnified Person shall have mutually agreed in writing to the retention of such counsel or (ii) the named parties to any such litigation or proceeding (including any impleaded parties) include the Company and such Indemnified Person and representation of both parties by the same counsel would, in the opinion of counsel to such Indemnified Person, be inappropriate due to actual or potential differing interests between the Company and such Indemnified Person. The Company shall not be liable for any settlement of any litigation or proceeding effected without its written consent, but if settled with such consent or if there is a final judgment against an Indemnified Person, the Company agrees to indemnify the Indemnified Person from and against any loss or liability by reason of such settlement or judgment subject to the limitations on availability of indemnification referred to elsewhere herein. The Company will not settle any Proceeding in respect of which Indemnity may be sought hereunder, whether or not any Indemnified Person is an actual or potential party to such Proceeding, unless such settlement shall include an unconditional release of all claims against all Indemnified Parties involved in such Proceeding.

The Company agrees that if any indemnification or reimbursement sought pursuant to this Schedule A were for any reason not to be available to any Indemnified Party or insufficient to hold it harmless as and to the extent contemplated by this Schedule A, then the Company shall contribute to the amount paid or payable by such Indemnified Party in respect of losses, claims, damages and liabilities in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Greenhill, on the other, in connection with the transactions contemplated by the attached letter agreement (whether or not consummated) as well as any other equitable considerations. It is hereby agreed that the relative benefits to the Company and to Greenhill with respect to transactions contemplated by the attached letter agreement shall be deemed to be in the same proportion as (i) the total value paid or contemplated to be paid by the Company pursuant to transactions contemplated by the attached letter agreement (whether or not consummated) bears to (ii) the fees paid or to be paid to Greenhill under the attached letter agreement. In no event shall the Indemnified Parties be required to contribute or otherwise be liable for an amount in excess of the aggregate amount of fees actually received by Greenhill pursuant to the attached letter agreement (excluding amounts received by Greenhill as reimbursement of expenses).

The Company further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any of its securityholders or creditors for or in connection with Greenhill’s engagement hereunder or the transactions contemplated by the attached letter agreement except for losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final nonappealable judgment resulted solely from the gross negligence or willful misconduct of such

Indemnified Party. The indemnity, reimbursement and contribution obligations of the Company shall be in addition to any liability which the Company may otherwise have to an Indemnified Party, shall not be limited by any rights that an Indemnified Party may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party.

The indemnity, reimbursement and contribution provisions set forth herein shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any transaction contemplated by the attached letter agreement, (ii) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) any party hereto, (iii) any termination or the completion or expiration of the attached letter agreement or Greenhill’s engagement and (iv) whether or not Greenhill shall, or shall not be called upon to, render any formal or informal advice in the course of such engagement.

Very best regards,

GREENHILL & CO., LLC
By:	/s/ Gregory G. Randolph
Gregory G. Randolph
Managing Director

Accepted and agreed to as of the date set forth above:

MxEnergy, Inc.
By:	/s/ Jeffrey Mayer
Jeffrey Mayer
Chief Executive Officer